Exhibit 10.1

SUBLEASE AGREEMENT

This Sublease Agreement (this “Sublease”) is entered into as of August 21, 2006, by and between Progressive Casualty Insurance Company (“Sublandlord”), and Acme Operating Corporation (“Subtenant”).

In consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant hereby agree as follows:

1. Definitions. For purposes of this Sublease, the following terms shall have the meanings respectively indicated:

“Aircraft” shall mean the aircraft described in Exhibit “A”, attached hereto and made a part hereof, as the same may be amended from time to time.

“Airport” shall mean the Cuyahoga County Airport, Richmond Heights, Ohio.

“County” shall mean the Board of County Commissioners of Cuyahoga County, Ohio.

“Hangar” shall mean the entire real property, airplane hangar and other improvements located at 26260 Curtis-Wright Parkway, Richmond Heights, Ohio and being leased by Sublandlord from the County, as more fully described in the Master Lease.

“Master Lease” shall mean the Lease, dated September 14, 2006, between the County and Sublandlord, a copy of which is attached hereto as Exhibit “B” and made a part hereof.

“Prorata Share” shall mean fifty percent (50%).

“Subleased Premises” shall mean the following portions of the Hangar: (a) the office area, consisting of approximately 1,000 square feet, as shown on the floor plan attached hereto as Exhibit “C” and made a part hereof (the “Office Area”); and (b) the hangar and shop areas, consisting of approximately 13,750 square feet, as shown on Exhibit “C” (collectively the “Hangar Area”).

2. Sublease. Sublandlord hereby subleases to Subtenant the Subleased Premises. Subtenant shall have the exclusive use of the Office Area, but shall be obligated to share the Hangar Area with Sublandlord. The Office Area shall have a separate private exterior entrance.

3. Master Lease.

a. All of the terms, provisions, rights, conditions and obligations contained in the Master Lease are hereby incorporated into this Sublease as an agreement between Sublandlord and Subtenant as though Sublandlord were the landlord under the Master Lease and Subtenant were the tenant under the Master Lease. Notwithstanding the foregoing, Subtenant recognizes that Sublandlord’s performance of certain obligations required hereunder are conditioned upon due performance by the County of its obligations under the Master Lease. In the event that the County fails or refuses to perform any such obligation under the Master Lease, Sublandlord’s obligation under this Sublease shall be limited to using commercially reasonable efforts (which shall not require Sublandlord to pursue any litigation against the County) to obtain the required performance from the County, and in no event shall Sublandlord be in breach of this Sublease for any failure or refusal of the County to so perform its obligations under the Master Lease.

b. Sublandlord represents and warrants to Subtenant that the Master Lease is in full force and effect, that neither Sublandlord nor, to the best of Sublandlord’s knowledge, the County is in default of their respective obligations under the Master Lease, and Sublandlord has neither given nor received a notice of default pursuant to the Master Lease.

c. Except as otherwise specifically set forth herein, this Sublease is subject and subordinate to the Master Lease, and shall terminate upon the expiration or earlier termination of the Master Lease. Notwithstanding the foregoing, Sublandlord covenants: (i) not to voluntarily terminate the Master Lease (provided that this provision shall not limit Sublandlord’s rights under applicable law in the event of a material breach by the County under the Master Lease); (ii) not to modify the Master Lease so as to adversely affect Subtenant’s rights hereunder without Subtenant’s prior written consent; and (iii) not to permit the termination of the Master Lease as a result of any breach or default by Sublandlord thereunder (provided that Sublandlord shall not be deemed to be in violation of this clause if such breach or default results from any act or omission of Subtenant).

d. Whenever the consent of the County is required under the Master Lease for any matter requested by Subtenant hereunder, Sublandlord agrees to use commercially reasonable efforts to obtain, at Subtenant’s sole cost and expense, such consent on behalf of Subtenant.

4. Term. The term (“Term”) of this Sublease shall be five (5) years, beginning on October 1, 2006 (the “Sublease Commencement Date”) and ending on September 30, 2011. The options to renew set forth in Article II of the Master Lease are not included in this Sublease and shall not inure to the benefit of Subtenant. Rather, Subtenant’s renewal rights are governed by paragraph 21 below.

5. Rent. Beginning on the Sublease Commencement Date, Subtenant shall pay the following charges (collectively “Rent”) to Sublandlord, without deduction or setoff of any kind, at the address specified in paragraph 22 below (or such other address as Sublandlord shall designate in writing):

a. Base Rent. Subtenant shall pay base rent (“Base Rent”) on or before the first day of each calendar month according to the following schedule:

Year	Annual Rent	Monthly Rent
1	$43,234.00	$3,602.83
2	$43,234.00	$3,602.83
3	$43,234.00	$3,602.83
4	$43,234.00	$3,602.83
5	$43,234.00	$3,602.83

If the Term does not commence on the first day of a calendar month or expire or terminate on the last day of a calendar month, the Rent for such partial month shall be prorated accordingly.

b. Additional Rent - Operating Expenses. Beginning on the Sublease Commencement Date, Subtenant shall pay to Sublandlord on a monthly basis, as additional rent, an amount equal to one-twelfth (1/12) of Subtenant’s Prorata Share of Sublandlord’s good faith estimate of the cost of operating, maintaining, repairing and replacing the Hangar, including the Subleased Premises, the fuel farm and the surrounding parking areas (“Operating Expenses”), for each calendar year. For purposes of this Sublease, Operating Expenses shall also include Real Estate Taxes (defined below) and Insurance Costs (defined below). Sublandlord shall have the right, to be exercised no more than once per calendar year, to adjust in good faith Sublandlord’s estimate of Operating Expenses for such calendar year as of the first day of that calendar year and, in such event, Sublandlord shall provide Subtenant with written notice of such revised good faith estimate in reasonable detail. If Sublandlord does not provide Subtenant with written notice of such estimate prior to the beginning of a calendar year, Subtenant, upon receipt of Sublandlord’s revised good faith estimate, will remit an appropriate payment (or receive an appropriate credit) which is applicable to any prior months.

Within one hundred twenty (120) days after the end of each calendar year, Sublandlord shall provide Subtenant with a written statement of Subtenant’s Prorata Share of the actual Operating Expenses for the prior calendar year (“Operating Expense Statement”). Any difference between Subtenant’s Prorata Share of the actual Operating Expenses and the monthly estimated payments made by Subtenant under this provision shall be adjusted between Sublandlord and Subtenant by an appropriate payment or credit being made within sixty (60) days after the receipt of Sublandlord’s Operating Expense Statement. The adjustment requirements of this provision shall survive the expiration or other termination of this Sublease. The amount of any adjustment which may be necessary subsequent to the expiration or other termination of this Sublease shall be paid by the appropriate party within sixty (60) days after delivery of Sublandlord’s Operating Expense Statement.

Sublandlord shall maintain and make available to Subtenant records in reasonable detail setting forth the actual Operating Expenses incurred by Sublandlord and shall permit Subtenant to examine and audit such records during Sublandlord’s regular business hours. Subtenant agrees that it shall keep any and all information gained from such audit confidential and Subtenant may use such information only in dealing directly with Sublandlord. Should Subtenant have a good faith dispute as to the determination of actual Operating Expenses for any calendar year, and should such dispute not be resolved between Sublandlord and Subtenant within sixty (60) days after Sublandlord receives written notice thereof, then either party may submit the dispute for arbitration to a mutually agreeable certified public accountant. The decision of such accountant shall be conclusive and binding on the parties. The costs and expenses incurred with respect to such arbitration shall be borne by the party against whom a decision is rendered, unless the arbitrator shall otherwise decide.

Sublandlord shall timely pay all real estate taxes and/or assessments for which Sublandlord is responsible under the Master Lease (“Real Estate Taxes”). Subtenant shall reimburse Sublandlord for Subtenant’s Prorata Share of Real Estate Taxes on a monthly basis as a part of Operating Expenses.

Subtenant shall also reimburse Sublandlord, on a monthly basis, for Subtenant’s Prorata Share of the cost of the casualty insurance (“Insurance Costs”) that Sublandlord maintains on the Hangar.

6. Tenant Improvements. On or before the Sublease Commencement Date, Sublandlord shall complete the alterations and improvements to the Hangar and fuel farm described in the plans, specifications and other documents collectively attached hereto as Exhibit “D” and made a part hereof (“Sublandlord’s Work”). Sublandlord agrees that: (a) Sublandlord shall prepare or cause to be prepared all construction drawings, plans and/or specifications necessary to complete Sublandlord’s Work; (ii) Sublandlord shall obtain all necessary permits, certificates or other governmental approvals for Sublandlord’s Work; (iii) all work, materials and equipment incorporated into Sublandlord’s Work will be of good quality, new and free of defects; (iv) Sublandlord’s Work shall be performed and completed in compliance with all applicable laws, codes, rules and regulations. Upon substantial completion of Sublandlord’s Work, Sublandlord and Subtenant shall mutually inspect Sublandlord’s Work and agree on a punch list of cosmetic, finish or similar minor items or mechanical adjustments that require completion. Sublandlord shall complete such punch list items as promptly as practicable after such inspection. Subtenant shall reimburse Sublandlord for Subtenant’s Prorata Share of all costs incurred by Sublandlord in completing Sublandlord’s Work, including architectural, engineering and construction costs, within thirty (30) days after receipt of Sublandlord’s invoice, which shall be accompanied by reasonable supporting documentation.

7. Utilities and Services. Sublandlord shall provide the following utilities and services:

a. Electricity, gas, water and sewer service to the Subleased Premises;

b. Snow and ice removal from parking areas, sidewalks, and driveways in or about the Hangar;

c. Janitorial service to the Subleased Premises sufficient to maintain the same in a clean and sanitary condition;

d. Garbage removal a minimum of once per week;

e. Heating, ventilation and air conditioning in the Subleased Premises adequate to provide a comfortable working environment.

The costs associated with the utilities and services to be provided by Sublandlord hereunder are included as a part of Operating Expenses.

8. Insurance.

a. Sublandlord shall maintain the insurance policies and coverages required by Article XII, Section II of the Master Lease.

b. Subtenant, at its sole expense, shall maintain commercial general liability insurance with coverage limits of at least $1,000,000.00 for liability resulting from injury and/or death, and at least $500,000.00 for liability resulting from damage to property, occurring in or on the Subleased Premises. Such policy of insurance shall name Sublandlord as an additional insured as to claims and liabilities arising out of Subtenant’s acts or omissions. Evidence of such insurance shall be delivered to Sublandlord upon request. Subtenant shall also maintain workers compensation coverage sufficient to satisfy the statutory requirements of the State of Ohio. All personal property of Subtenant (including the Aircraft) kept at the Subleased Premises shall be at Subtenant’s sole risk, and Subtenant shall maintain such insurance coverage on its personal property as Subtenant deems advisable.

c. Notwithstanding anything to the contrary herein, Sublandlord and Subtenant hereby waive any claim, right, and/or cause of action that either may have or acquire against the other, its officers, directors, employees and agents, for damage to or destruction of its or others’ property, whether real, personal, or mixed, of any kind or nature, including without limitation, each party’s aircraft, arising from fire and/or other casualty, and shall secure such waivers of subrogation or other endorsements as shall be necessary to ensure that any insurer of such property is bound by such waiver.

9. Indemnification. Each party shall indemnify, defend and hold harmless the other party (its affiliates, officers, directors, employees and agents) from and against any and all claims, actions, losses, damages, liabilities, costs, expenses, and reasonable attorney fees in connection with (i) loss of life, personal injury and/or damage to property (except as provided in paragraph 8(c) above) or other third party claims arising from or out of the negligent or intentional acts or omissions or breach of contract of the indemnifying party, or (ii) the failure of Sublandlord to comply with or perform any of its obligations under the Master Lease.

10. Alterations. Subtenant shall not make any alterations or improvements to the Subleased Premises without first obtaining Sublandlord’s prior written consent and, if required, the County’s prior written consent. Subtenant shall complete all approved alterations and improvements in a workmanlike manner and in full compliance with all applicable laws, codes, rules and regulations. All such alterations and improvements shall immediately become the property of the County and, upon the expiration or termination of this Sublease, shall remain at the Subleased Premises, unless otherwise agreed to in writing by the County. Subtenant shall not cause or permit any mechanic’s liens or other liens to be filed against the Hangar in connection with any approved alterations and improvements and shall indemnify, defend, and hold Sublandlord harmless against any loss therefrom. If any liens are filed against the Hangar, Subtenant shall cause such lien to be released within thirty (30) days after Subtenant receives notice of the filing thereof. If Subtenant fails to cause any such lien to be so released, Sublandlord shall have the right to cause the same to be released (by payment or otherwise). In that event, Subtenant shall reimburse Sublandlord for all costs incurred in obtaining the release of the lien, together with interest thereon at the rate of ten percent (10%) per annum.

11. Use of Subleased Premises. Subtenant shall be the sole user of the Subleased Premises and shall not use the Subleased Premises for any purpose other than to hangar the Aircraft and perform activities related to the operation and maintenance of the Aircraft. Subtenant shall use the Subleased Premises in compliance with the Master Lease and any laws, codes, rules and regulations promulgated by the County, the Federal Aviation Authority and any other governmental authority having jurisdiction over the Subleased Premises.

12. Maintenance and Repair. Sublandlord shall maintain and promptly make all necessary repairs and replacements to the Hangar and Subleased Premises, any repairs necessitated by Subtenant’s negligence or intentional misconduct excepted. The cost of all such maintenance, repairs and replacements shall be included as part of Operating Expenses.

13. Taxes. Subtenant shall be responsible for all personal property taxes assessed against the Aircraft or any other personal property of Subtenant or others located in or about the Subleased Premises.

14. Fuel Farm. Subtenant may use the fuel farm at the Hangar for purposes of fueling the Aircraft. Subtenant shall be entitled to purchase fuel for the Aircraft from Sublandlord at cost. Subtenant shall also reimburse Sublandlord for all fuel flow fees paid by Sublandlord to the County under Article 3, Section II of the Master Lease in connection with the fuel purchased by Subtenant. If Sublandlord and Subtenant do not collectively consume enough fuel in any year to cause the fuel flow fees paid to the County to exceed the minimum annual guaranteed flow fee specified in Article III, Section II of the Master Lease, the parties agree that they each shall be responsible for paying fifty percent (50%) of the fuel flow fee deficiency. Subtenant shall pay its share of such deficiency within thirty (30) days after receipt of an invoice therefor from Sublandlord. Subtenant shall maintain accurate records of all fuel consumed by Subtenant and shall permit Sublandlord to inspect such records upon request. Subtenant shall reimburse Sublandlord by the 10th day of each month for all fuel consumed during the previous month and all fuel flow fees due in connection therewith.

15. Casualty. In the event the Hangar and/or Subleased Premises are damaged or destroyed by fire or other casualty, Sublandlord shall repair such damage in accordance with Article XII, Section III of the Master Lease.

16. Eminent Domain. If any part of the Subleased Premises shall be taken by eminent domain, or transferred by agreement in settlement of eminent domain proceedings, this Sublease shall terminate as to the portion of the Subleased Premises taken or transferred, as of the date title vests in the condemnor or transferee. If any portion of the Subleased Premises is taken or transferred which adversely affects Subtenant’s reasonable use of the Subleased Premises, Subtenant shall have the right to terminate this Sublease, effective as of the date title vests in the condemnor or transferee. In the event of any taking, Subtenant shall have no claim against Sublandlord, but this provision shall not preclude Subtenant from recovering damages against the condemning authority or transferee to the extent permitted by applicable law.

17. Force Majeure. In the event that either party hereto shall be delayed from the performance of any act required by it hereunder by reason of strikes, lockouts, inability to procure labor or materials, riots, insurrections, wars or other reason of a similar nature beyond the reasonable control of such party, then performance of such act shall be extended for a period equivalent to the period of such delay. Delays due to lack of funds shall not be deemed delays beyond the reasonable control of such party.

18. Default; Remedies.

a. The occurrence of any of the following shall constitute an event of default hereunder (a “Default”):

i. Subtenant fails to pay any Rent within ten (10) days after receipt of written notice of nonpayment from Sublandlord, provided, however, that Sublandlord shall not be obligated to furnish more than two (2) such notices of nonpayment in any twelve (12) month period;

ii. The voluntary or involuntary filing of a petition under any bankruptcy or insolvency laws by or against Subtenant;

iii. Subtenant fails to perform any of its other obligations under this Sublease and said failure shall continue for a period of thirty (30) days after receipt of written notice of default from Sublandlord; or

iv. Any action by Subtenant which would result in a default by Sublandlord under the Master Lease.

b. Upon the occurrence of any Default, Sublandlord shall be entitled to pursue any contractual, legal or equitable remedy available to Sublandlord. All rights and remedies of Sublandlord shall be cumulative and not exclusive. No waiver by Sublandlord of any term or condition contained in this Sublease, or the breach thereof, shall constitute a waiver of such term or condition or the breach thereof in the future.

19. Parking. Subtenant and its agents, employees, invitees and guests shall be entitled to the nonexclusive use of all parking spaces at the Hangar.

20. Signage. Subtenant, at its sole expense, shall be entitled to install signage at the entrance of the Hangar and/or Office area, subject to Sublandlord’s prior written approval, which will not be unreasonably withheld. All signage shall comply with applicable laws, codes, rules and regulations.

21. Renewal Options. Sublandlord hereby grants to Subtenant the right and option to extend the Term of this Sublease for three (3) additional terms of five (5) years each (each a “Renewal Term”). In the event Subtenant desires to exercise this option to renew, it shall so notify Sublandlord at least one hundred eighty (180) days prior to the beginning of the Renewal Term, and upon the giving of such notice, this Sublease shall automatically be extended for that Renewal Term. The terms and conditions of this Sublease, as are then in effect, shall govern during each Renewal Term, except for Subtenant’s Base Rent, which shall be as follows:

First Renewal Term:

Year	Annual Rent	Monthly Rent
1	$47,452.00	$3,954.33
2	$47,452.00	$3,954.33
3	$47,452.00	$3,954.33
4	$47,452.00	$3,954.33
5	$47,452.00	$3,954.33

During the second and third Renewal Terms, Subtenant’s Base Rent shall be an amount equal to the amounts specified in the following schedules, plus fifty percent (50%) of the ground rent that Sublandlord pays to the County under Article III, Section I.A. of the Master Lease:

Second Renewal Term:

Year	Annual Rent	Monthly Rent
1	$47,190.00	$3,932.50
2	$47,190.00	$3,932.50
3	$47,190.00	$3,932.50
4	$47,190.00	$3,932.50
5	$47,190.00	$3,932.50

Third Renewal Term:

Year	Annual Rent	Monthly Rent
1	$51,909.00	$4,325.75
2	$51,909.00	$4,325.75
3	$51,909.00	$4,325.75
4	$51,909.00	$4,325.75
5	$51,909.00	$4,325.75

Subtenant’s renewal options are contingent upon Sublandlord exercising its option(s) to renew the term of the Master Lease. If Sublandlord fails to exercise one or both of its options to renew the Master Lease, Subtenant’s corresponding renewal option(s) hereunder shall be null and void.

22. Right of First Refusal. If Sublandlord fails to exercise its option(s) to renew the Master Lease, or otherwise desires to terminate the Master Lease with the County, Subtenant shall be given the right of first refusal, subject to consent of the County, to assume Sublandlord’s rights and obligations under the Master Lease on a going-forward basis.

23. Commission. Sublandlord and Subtenant each represent and warrant that there were no real estate brokers or agents involved in this transaction. Sublandlord and Subtenant each agree to indemnify, defend and hold the other harmless from and against any and all claims by any broker purporting to represent the indemnifying party.

24. Assignment and Subletting. Subtenant shall not assign, sublet or transfer, directly or indirectly, this Sublease or any interest in the Subleased Premises without the prior written consent of Sublandlord, which consent may be withheld in Sublandlord’s sole discretion.

25. Notices. Any notice required or permitted hereunder shall be in writing and shall be personally delivered or sent by certified mail or overnight courier. Notices shall be effective when received, refused or returned unclaimed. Notices shall be addressed to the parties as follows:

If to Sublandlord at:	Progressive Casualty Insurance Company 5920 Landerbrook Drive, Building 3, OH-L23 Mayfield Heights, Ohio 44124 Attention: Director of Real Estate

If to Subtenant:	Acme Operating Company 4649 Ponce de Leon Blvd. Suite 304 Coral Gables, Florida 33146-2118 Attn: Ms. Maria Millares

26. Successors and Assigns. All the terms and conditions of this Sublease shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors, and assigns.

27. Surrender. Upon the expiration or termination of this Sublease, Subtenant shall surrender the Subleased Premises in substantially the same condition as existed at the Sublease Commencement Date, ordinary wear and tear excepted.

28. Counterparts. This Sublease may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

29. Modification. This Sublease shall not be modified in any respect except by a writing signed by both parties.

30. Entire Agreement. This Sublease constitutes the entire understanding between the parties. Any promise, term or condition not contained herein is not binding on the parties.

NOW, THEREFORE, Sublandlord and Subtenant have executed this Sublease to be effective as of the day and year first written above.

SUBLANDLORD: Progressive Casualty Insurance Company

By:	/s/ Ron Marotto
Ron Marotto
Its:	Director of Real Estate
Date:	August 21, 2006

SUBTENANT: Acme Operating Corporation

By:	/s/ Jonathan D. Lewis
Jonathan D. Lewis
Its:	Vice President
Date:	August 17, 2006

STATE OF OHIO	) SS:

COUNTY OF CUYAHOGA	)

Before me, a notary public in and for said County and State, personally appeared the above-named Progressive Casualty Insurance Company, by Ron Marotto, its Director of Real Estate.

Sworn to before me and subscribed in my presence at Cleveland, Ohio this 21st day of August, 2006.

/s/ Linda L. Markusic
Notary Public	SEAL

STATE OF FLORIDA	) SS:

COUNTY OF DADE	)

Before me, a notary public in and for said County and State, personally appeared the above-named Acme Operating Company, by Jonathan D. Lewis, its Vice President.

Sworn to before me and subscribed in my presence at                  this 17th day of August, 2006.

/s/ Dania de la Vega
Notary Public	SEAL

CONSENT

The Board of County Commissioners of Cuyahoga County, Ohio hereby consent to the foregoing Sublease Agreement.

/s/ Jimmy Dimora
Jimmy Dimora

/s/ Timothy F. Hagan
Timothy F. Hagan

/s/ Peter Lawson Jones
Peter Lawson Jones

EXHIBIT “A”

Aircraft

(Exhibit intentionally omitted)

EXHIBIT “B”

Master Lease

(Exhibit intentionally omitted)

EXHIBIT “C”

Floor Plan

(Exhibit intentionally omitted)

EXHIBIT “D”

Plans and Specifications for Sublandlord’s Work

(Exhibit intentionally omitted)